Exhibit 99.1

July 29, 2010 Board of Directors Abraxis BioScience, Inc. 11755 Wilshire Blvd. Suite 2000 Los Angeles, CA 90025

Re:	Registration Statement on Form S-4 of Celgene Corporation, filed July 29, 2010 (the “Registration Statement”)

Gentlemen:

Reference is made to our opinion letter, dated June 30, 2010 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share, of Abraxis BioScience, Inc. (the “Company”) of the Per Share Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 30, 2010, by and among Celgene Corporation, Artistry Acquisition Corp. and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY — Opinions of Financial Advisors to Abraxis — Goldman, Sachs & Co.,” “THE MERGER — Background of the Merger,” “THE MERGER — Reasons for the Merger — Abraxis’ Reasons for the Merger” and “THE MERGER — Opinions of Financial Advisors to Abraxis — Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)